                         SCHEDULE 14A
                        (Rule 14a-101)
           INFORMATION REQUIRED IN PROXY STATEMENT
                    SCHEDULE 14A INFORMATION
      Proxy Statement Pursuant to Section 14(a) of the Securities
               Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                             Commission Only (as Permit-
                                             ted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       OUTBACK STEAKHOUSE, INC.
             (Name of Registrant as Specified in its Charter)

  (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act.
      Rules 14a-6(i)(4) and 0-11.

     (1)   Title of each class of securities to which transaction applies:

     (2)   Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)   Proposed maximum aggregate value of transaction:

     (5)   Total fee paid:

[ ]   Fee previously paid with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)   Amount Previously Paid:

     (2)   Form, Schedule or Registration Statement No.:

     (3)   Filing Party:

     (4)   Date Filed:

(LOGO)



                        OUTBACK STEAKHOUSE, INC.


                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                      TO BE HELD ON APRIL 15, 1998



	Notice is hereby given that the Annual Meeting of Stockholders of OUTBACK STEAKHOUSE, INC. (the "Company") will be held at the Tampa
Convention Center, 333 South Franklin Street, Tampa, Florida, on Wednesday,
April 15, 1998 at 10:00 A.M., Tampa time, for the following purposes:

	1.	To elect five directors, each to serve for a term of three
                years and until his successor is duly elected and qualified;
                and

	2.	To transact such other business as may properly come before
                the meeting.

	Only stockholders of record at the close of business on February 27, 1998 are entitled to notice of and to vote at said meeting or any adjournment or postponement thereof.

                                        By Order of the Board of Directors



March 13, 1998				JOSEPH J. KADOW
                                        Secretary


Stockholders who do not expect to attend the meeting in person are urged to complete, date and sign the enclosed proxy and return it in the enclosed postage-paid envelope.

                          OUTBACK STEAKHOUSE, INC.

                            PROXY STATEMENT


	This statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of OUTBACK
STEAKHOUSE, INC., a Delaware corporation (the "Company"), to be held on Wednesday, April 15, 1998 at 10:00 A.M., Tampa time, at the Tampa
Convention Center, 333 South Franklin Street, Tampa, Florida, and at any adjournment or postponement thereof. The Notice of Annual Meeting, this statement and the accompanying proxy, together with the Company's Annual
Report to Stockholders for the year ended December 31, 1997 are first being sent to stockholders on or about March 13, 1998.

	The close of business on February 27, 1998 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. At that date, the Company had outstanding
48,921,630 shares of Common Stock, $.01 par value ("Common Stock"), each of which will be entitled to one vote. A plurality of the shares of Common
Stock present in person or represented by proxy at the meeting is required for the election of directors. An affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting is required for approval of all other items being submitted to the stockholders for their consideration. All votes will be tabulated by the Inspectors of Elections.

                             ELECTION OF DIRECTORS

	The number of directors of the Company has been fixed by the Board of Directors (the "Board"), pursuant to the Company's Bylaws, at thirteen, divided into two classes of four directors each and one class of five directors. At the meeting, Common Stock represented by proxies, unless otherwise specified, will be voted for the election of the five nominees hereinafter named, each to serve for a term of three years and until his successor is duly elected and qualified.

	The following information is set forth with respect to the persons nominated for election as a director and each director of the Company whose term of office will continue after the meeting.

              Nominees for Election at the Annual Meeting

                                        Director    Term
        Name                    Age     Since       Expires

Paul E. Avery..................  38      ----       2001
John A. Brabson, Jr............  57      1992       2001
Charles H. Bridges.............  67      1992       2001
J. Timothy Gannon..............  49      1991       2001
Lee Roy Selmon.................  43      1994       2001

Paul E. Avery...........President of Outback Steakhouse of Florida, Inc.
                        ("OSF"), the Company's predecessor and wholly owned
                        subsidiary since April 1997. From 1993 to 1997, Mr.
                        Avery served as Senior Vice President of OSF. From
                        1990 to 1993, Mr. Avery served as Director of
                        Operations of OSF.
John A. Brabson, Jr.....Chairman of the Board of Lykes Bros. Inc., a privately owned holding company, since 1996. From 1989 to 1996,
                        Mr. Brabson served as Chairman, Chief Executive Officer
                        and President of Peoples Gas System, Inc.

Charles H. Bridges......Vice President, Treasurer and director, since 1993, of
                        Matilda Management Company, a former franchisee of the
                        Company which operated Outback Steakhouse(R)
                        restaurants in northern California. From 1981 to 1993
                        Mr. Bridges served as Chairman and Chief Executive
                        Officer of Francois L. Schwarz, Inc., an international
                        food brokerage company representing manufacturers to
                        U.S. military commissaries and exchanges.

J. Timothy Gannon.......Founder and Senior Vice President of the Company since its formation in 1991.

Lee Roy Selmon..........Associate Athletic Director for External Affairs,
                        University of South Florida, since 1993. From 1986 to
                        1993, Mr. Selmon served as Vice President - Marketing
                        of Barnett Bank of Tampa.

          Directors Whose Terms Will Continue After the Annual Meeting

                                        Director    Term
        Name                    Age     Since       Expires

Robert D. Basham...............  50      1991       1999
W. R. Carey, Jr................  50      1992       1999
Debbi Fields-Rose..............  41      1996       2000
Edward L. Flom.................  68      1991       2000
Robert S. Merritt..............  46      1992       2000
Nancy Schneid..................  39      1995       1999
Chris T. Sullivan..............  50      1991       2000
Toby S. Wilt...................  53      1997       1999

Robert D. Basham........Founder, President and Chief Operating Officer
                        of the Company since its formation in 1991.

W. R. Carey, Jr.........President and Founder of Corporate Resource
                        Development, a sales and marketing consulting and
                        training firm since 1981. Mr. Carey also serves as
                        a director of Romac International since 1995 and
                        Didax, Inc., since 1997.



Debbi Fields-Rose.......Founder of Mrs. Fields, Inc., an international franchisor and operator of retail dessert stores,
                        serving as President and Chief Executive Officer from
                        1979 to 1993, and Chairman of the Board from 1992 to
                        1996.

Edward L. Flom..........Retired; until 1993, Chairman and Chief Executive
                        Officer of Florida Steel Corporation, a steel
                        manufacturer and fabricator. Mr. Flom also serves as a
                        director of Teco Energy, Inc., since 1980.

Robert S. Merritt.......Senior Vice President-Finance, Chief Financial Officer
                        and Treasurer of the Company since 1991.

Nancy Schneid...........Vice President-Marketing of OSF since 1991.

Chris T. Sullivan.......Founder, Chairman and Chief Executive Officer of the
                        Company since its formation in 1991.

Toby S. Wilt............Chairman of Christie Cookie Company since 1989, and
                        President of TSW Investment Company since 1987.
                        Mr. Wilt also serves as a director of First American
                        Corporation, a registered bank holding company since
                        1992.

	The Board held five meetings in 1997. Mrs. Fields-Rose did not attend three Board meetings. The Board has an Audit Committee and a Compensation
Committee, and until February 28, 1997, had a Stock Option Committee. The
Board does not have a Nominating Committee.

	The members of the Audit Committee are Messrs. Brabson, Carey and
Mrs. Fields-Rose. Mr. Carey serves as Chairman of the Audit Committee. The
Audit Committee held two meetings during 1997. The Audit Committee is responsible for reviewing the audit plans of the Company's independent auditors, evaluating the adequacy of and monitoring compliance with the Company's accounting policies and reviewing the Company's annual financial statements.

	The members of the Compensation Committee are Messrs. Bridges, Flom, and Selmon. Mr. Bridges serves as Chairman of the Compensation Committee.
The Compensation Committee held two meetings during 1997. The Compensation
Committee is responsible for establishing the compensation to be provided to executive officers, and effective February 28, 1997, benefits provided under the Company's Amended and Restated Stock Option Plan. Prior to such date, the Company's Amended and Restated Stock Option Plan was administered by a Stock Option Committee consisting of Messrs. Sullivan and Basham.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

	The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of February 27, 1998
(except as noted) by each person known to the Company to own beneficially more than five percent of the Company's Common Stock, each director, each nominee for election as a director, each executive officer, and all executive officers and directors as a group.
                                       Amount         Percent
                                     Beneficially       of
  Name of Beneficial Owner            Owned <F1>       Class
Chris T. Sullivan<F2><F3>..............8,505,490       17.39%
Robert D. Basham<F2><F4>...............8,360,875       17.09%
J. Timothy Gannon<F2><F5>..............8,373,761       17.12%
Robert S. Merritt<F6>....................475,894           *
Paul E. Avery<F7>........................371,220           *
Joseph J. Kadow<F8>.......................95,000           *
John A. Brabson, Jr.<F9>..................27,463           *
Charles H. Bridges<F10>...................20,347           *
W. R. Carey, Jr.<F11>.....................30,346           *
Debbi Fields-Rose<F12>....................30,266           *
Edward L. Flom<F13>.......................86,565           *
Nancy Schneid<F14>.......................124,851           *
Lee Roy Selmon<F15>.......................30,308           *
Toby S. Wilt<F16>.........................50,346           *
Multi-Venture Partners, Ltd.<F2>.......8,242,125       16.85%
T. Rowe Price Associates, Inc.<F17>....4,442,400        9.08%
All directors and executive officers
  as a group (14 persons).............10,098,482       20.64%
________________________
*Less than one percent.

<F1>The named stockholders have sole voting and dispositive power with respect to all shares shown as being beneficially owned by them, except as otherwise indicated.

<F2>Multi-Venture Partners, Ltd. ("MVP") is an investment partnership formed by
    Chris T. Sullivan, Robert D. Basham and J. Timothy Gannon. Messrs.
    Sullivan, Basham and Gannon are the only limited partners in MVP and are the only members of MVP's sole general partner, SBG Investments, L.L.C.
    ("SBG"), a limited liability company. The management of MVP is controlled by SBG, which owns a .623225% general partner's interest in MVP. Mr.
    Sullivan owns 27.596366% of the limited partner interests in MVP, and 40% of the member interests in SBG; Mr. Basham owns 50.561609% of the limited partner interests in MVP, and 40% of the member interests in SBG; and Mr.
    Gannon owns 21.218800% of the limited partner interests in MVP, and 20% of the member interests in SBG.

<F3>Includes (i) 8,242,125 shares owned by MVP; (ii) 231,292 shares owned by
    Sullivan Family Investments, Ltd., a family limited partnership of which Mr. Sullivan serves as general partner; and (iii) 1,712 shares owned by Mr. Sullivan's children for whom Mr. Sullivan serves as custodian. Mr.
    Sullivan shares voting and dispositive power with respect to Common Stock owned by MVP.
<F4>Includes 8,242,125 shares owned by MVP. Mr. Basham shares voting and dispositive power with respect to Common Stock owned by MVP.

<F5>Includes 8,242,125 shares owned by MVP. Mr. Gannon shares voting and dispositive power with respect to Common Stock owned by MVP.

<F6>Includes 400,873 and 75,000 shares underlying stock options which Mr.
    Merritt has the right to acquire at exercise prices of $0.28 and $26.38 per share, respectively.

<F7>Includes 96,220, 75,000, 100,000, and 100,000 shares underlying stock options which Mr. Avery has the right to acquire at exercise prices of $0.98, $21.50, $26.50 and $22.50 per share, respectively.

<F8>Includes 65,000 and 30,000 shares underlying stock options which Mr. Kadow has the right to acquire at exercise prices of $24.17 and $22.50 per share, respectively.

<F9>Includes (i) 10,002 shares underlying stock options which Mr. Brabson has the right to acquire at an exercise price of $10.00 per share; and
    (ii) 1,000 shares owned by The John A. Brabson, Jr. Money Purchase Pension
    Plan f/b/o John A. Brabson, Jr.

<F10>Includes 20,001 shares underlying stock options which Mr. Bridges has the right to acquire at an exercise price of $10.00 per share.

<F11>Includes 30,000 shares underlying stock options which Mr. Carey has the right to acquire at an exercise price of $16.00 per share.

<F12>Includes 30,000 shares underlying stock options which Mrs. Fields-Rose has the right to acquire at an exercise price of $31.50 per share.

<F13>Consists of shares are held by the Edward Leonard Flom Revocable Trust of which Mr. Flom is the grantor and sole trustee.

<F14>Includes 73,500, 20,000 and 20,000 shares underlying stock options which
     Ms. Schneid has the right to acquire at exercise prices of $1.12, $26.21 and $22.50 per share, respectively.

<F15>Includes 30,000 shares underlying stock options which Mr. Selmon has the right to acquire at an exercise price of $26.25 per share.

<F16>Includes 30,000 shares underlying stock options which Mr. Wilt has the right to acquire at an exercise price of $22.50 per share.

<F17>Based on a Schedule 13G filed by T. Rowe Price Associates, Inc.
     ("T. Rowe Price") with the Securities and Exchange Commission on February
     10, 1998, these securities are owned by various individual and institutional investors for which T. Rowe Price serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities
     Exchange Act of 1934, T. Rowe Price is deemed to be a beneficial owner of such securities; however, T. Rowe Price expressly disclaims that it is, in fact, the beneficial owner of such securities.
	The address of each of Messrs. Sullivan, Basham and Gannon is 550
North Reo Street, Suite 200, Tampa, Florida 33609. The address of each of
MVP and SBG is 3111 South Valley View, Suite A-219, Las Vegas, Nevada
89102. The address of T. Rowe Price is 100 East Pratt Street, Baltimore,
Maryland 21202.

                          EXECUTIVE COMPENSATION

	The following table sets forth information with respect to compensation paid by the Company and its subsidiaries to the Chief Executive Officer and the Company's four other most highly compensated executive officers:

                       Summary Compensation Table

                                    Annual Compensation                   Long-Term Compensation
                                                                       Awards                     Payouts
                                                                               Securities
                                                              Other              Under-
                                                             Annual  Restricted  lying            All Other
                                                             Compen-   Stock    Options/   LTIP   Compen-
                                         Salary    Bonus     sation   Award(s)   SARs     Payouts  sation
Name and Principal Position      Year      ($)     ($)<F1>     ($)       ($)      (#)      ($)       ($)


Chris T. Sullivan                1997    $400,000  $      0
        Chairman and Chief       1996    $280,000  $120,000
        Executive Officer        1995    $250,000  $198,809

Robert D. Basham                 1997    $400,000  $      0
        President and Chief      1996    $280,000  $120,000
        Operating Officer        1995    $250,000  $198,809

J. Timothy Gannon                1997    $290,000  $      0
        Senior Vice President    1996    $220,000  $ 60,000
                                 1995    $205,000  $163,024

Robert S. Merritt                1997    $270,000  $      0
        Senior Vice President    1996    $200,000  $ 50,000
        -Finance, Chief          1995    $185,000  $147,118                     75,000
	Financial Officer, and
	Treasurer

Paul E. Avery                    1997    $200,000  $379,213                    100,000
        Senior Vice President    1996    $200,000  $280,400
                                 1995    $200,000  $120,500                    100,000

<F1> Bonus amounts paid in 1995 and 1996 to Messrs. Sullivan, Basham, Gannon and Merritt represent amounts paid under a quarterly bonus plan. This quarterly bonus plan was eliminated for 1997. Messrs. Sullivan, Basham,
     Gannon, and Merritt are each entitled to receive an annual cash award based upon the Company meeting or exceeding specific targets for earnings.
     Bonus amounts paid in 1997 to Mr. Avery represent amounts paid under the quarterly bonus plan established for him by the Compensation Committee and the Company's Corporate Employee Bonus Plan. See "Executive
     Compensation-Joint Report by the Compensation Committee and the Stock
     Option Committee on Executive Compensation-Cash Incentives" for a
     discussion of these plans.
                  Option/SAR Grants in Last Fiscal Year
                                    Percent of
                                    Total                                     Potential Realizable Value at
                 Number of          Options/SARs                              Assumed Annual Rates of
                 Shares Underlying  Granted to     Exercise                   Stock Price appreciation
                 Options/SARs       Employees in   or Base Price  Expiration  for Option Term
Name             Granted            Fiscal Year    ($/Sh)         Date        5%              10%

Paul E. Avery<F1> 100,000              6.85%       $22.50         07/23/2007  $1,415,000      $3,586,000

 Messrs. Sullivan, Basham, Gannon and Merritt did not receive option grants during 1997.

(1) Exercisable as follows: (a) 20,000 shares on or after January 1, 1999;
    (b) 20,000 shares on or after January 1, 2000; and (c) 60,000 shares on or after January 1, 2001.

           Aggregated Option/SAR Exercises in Last Fiscal Year
                     and FY-End Options/SAR Value Table
                                                         Number of
                                                         Securities                   Value of
                                                         Underlying                  Unexercised
                                                        Unexercised                 In-the-Money
                                                       Options/SARs               Options/SARs at
                     Shares Acquired Value                at FY-End (#)              FY-End ($)*
Name                 on Exercise     Realized ($) Exercisable  Unexercisable  Exercisable  Unexercisable

Robert S. Merritt<F1> ------         $-------     429,873      75,000         $10,682,344  $ -------
Paul E. Avery<F2>     ------          -------     156,220     215,000         $ 2,541,513  $ 180,450

*Based on the average high and low sales prices of the Company's Common
Stock on December 31, 1997 as quoted on the NASDAQ National Market System.

<F1> Of the 504,873 stock options held by Mr. Merritt as of December 31, 1997,
     429,873 were granted in January 1990, expire on January 1, 2000, and were exercisable in full as of December 31, 1997 at an exercise price of $0.28 per share. The remaining 75,000 stock options were granted in April 1995, expire on April 25, 2005, and are exercisable as follows at an exercise price of $26.38 per share: (a) 15,000 shares on or after January 1, 1998,
     (b) 15,000 shares on or after January 1, 1999, and (c) 45,000 shares on or after January 1, 2000.

<F2> Of the 371,220 stock options held by Mr. Avery as of December 31, 1997,
     (i) 96,220 were granted in October 1990, expire on January 1, 2000, and were exercisable in full as of December 31, 1997 at an exercise price of $0.98 per share; (ii) 75,000 were granted in September 1993, expire on December 31, 2003, and are exercisable as follows at an exercise price of $21.50 per share: (a) 45,000 shares on or after December 31, 1996,
     (b) 15,000 shares on or after September 1, 1997, and (c) 15,000 shares on or after September 1, 1998; (iii) 100,000 were granted on January 24, 1995, expire on January 25, 2005, and are exercisable as follows at an exercise price of $26.50 per share:(a) 20,000 shares on or after January 25,
     1998, (b) 20,000 shares on or after January 25, 1999, and (c) 60,000 shares on or after January 24, 2000; and (iv) 100,000 were granted on July 23, 1997, expire on July 23, 2007, and are exercisable as follows at an exercise price of $22.50 per share: (a) 20,000 shares on or after January 1, 1999, (b) 20,000 shares on or after January 1, 2000, and
     (c) 60,000 shares on or after January 1, 2001.

                 Joint Report by the Compensation Committee and the Stock Option Committee on Executive Compensation

	The Company's executive compensation program is administered by the Compensation Committee of the Board, which has responsibility for all aspects of the compensation program for the executive officers of the Company. A component of overall compensation is the granting of stock options, awards of which were made by the Stock Option Committee until February 28, 1997. The
Compensation Committee consists of three directors whose names are listed at the end of this report, each of whom is a Non-Employee Director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

	The Compensation Committee's primary objective with respect to executive compensation is to establish programs which attract and retain key managers and align their compensation with the Company's overall business strategies, values, and performance. To this end, the Compensation
Committee established and the Board endorsed an executive compensation philosophy for 1997 which included the following considerations:

 .   a "pay-for-performance" feature that differentiates compensation results based upon the Company's annual financial performance;
 .   stock incentives, in certain cases, as a component of total compensation in order to closely align the interests of the Company's executives with the long-term interests of stockholders which facilitates retention of talented executives and encourages Company stock ownership and capital accumulation; and
 .   emphasis on total compensation versus cash compensation, under which base salaries are generally set somewhat lower than competitive levels but which motivates and rewards Company executives with total compensation (including incentive programs) at or above competitive levels, if the financial performance of the Company meets or exceeds goals established for the year.

	For 1997, the Company's executive compensation program was comprised of the following primary components: (a) base salaries; (b) cash incentive opportunities; and (c) long-term incentive opportunities in the form of stock options. Each primary component of pay is discussed below.

        Base Salaries. The Compensation Committee generally attempts to set base salaries of executive officers at levels which are below "market" rates, as determined from information gathered by the Company from companies which are similar in size and in the same industry group as the Company and which were used by Dow Jones in compiling the Entertainment and Leisure-Restaurants Index. Base salaries are subject to annual review and adjustment on the basis of individual and Company performance, level of responsibility, individual experience, and competitive, inflationary, and internal equity considerations. The base salary of Chris T. Sullivan, the Company's Chief Executive Officer, was increased from 1996 to 1997 from
$280,000 to $400,000, based on elimination of the quarterly bonus plan and such factors as the Company's profitability, cash flow and capital spending for the prior fiscal year, the aggregate number of new Outback Steakhouse(R)
restaurants and new Carrabba's Italian Grill(R) restaurants opened during the prior fiscal year, increases in percentage of same store sales versus budget forecasts, and subjective considerations such as overall employee morale, succession planning, general personnel problems, and the Company's competitive position. The Compensation Committee believes that the executive salaries established by the Compensation Committee, including the salary paid to Mr. Sullivan, the Company's Chief Executive Officer, are less than the range of salaries paid by the companies surveyed.

	Cash Incentives. In 1997, Company executives were eligible to receive quarterly and/or annual cash bonus awards to focus attention on achieving key goals pursuant to the following bonus plans which are designed to provide competitive incentive pay only in the event such objectives are met or exceeded.

		Annual Cash Incentives for Messrs. Sullivan, Basham, Gannon, and Merritt. Messrs. Sullivan, Basham, Gannon, and Merritt were eligible to receive annual cash bonus awards based upon the Company meeting or exceeding specific targets for earnings as reflected in the Company's financial plan submitted by management and approved by the Compensation Committee and the Board based on a variety of factors, including viability of the target growth rate and amount of earnings appropriate to satisfy stockholder expectations.
In the event the Company met or exceeded the after-tax earnings portion of the Company's financial plan for the year, in 1997 Messrs. Sullivan, Basham, Gannon, and Merritt would earn a bonus of 25% of each executive's base salary.
Also in such event, the Compensation Committee would establish a bonus pool equal to 25% of the difference between the actual after-tax earnings and the financial plan target, less the aggregate annual bonus amounts previously paid to Messrs. Sullivan, Basham, Gannon, and Merritt, and would award this sum to Messrs. Sullivan, Basham, Gannon, and Merritt, pro rata, based on their respective base salaries. No annual cash bonuses for 1997 were awarded to the named executive officers, including Mr. Sullivan.

		Annual Cash Incentives for Mr. Avery. Mr. Avery participated in the Company's Corporate Employee Bonus Plan, which bonus plan provides for a bonus based upon the percentage that the after-tax earnings of the Company meets or exceeds the after-tax earnings goal of the Company's annual financial plan, determined by dividing the Company's after-tax earnings for the year by the after tax earnings reflected in the financial plan (the "Percentage of Plan Achieved"). For fiscal 1997, the Percentage of Plan Achieved equaled 96.3% and eligible employees earned a bonus equal to 8.1% of their base salary.
In 1997, Mr. Avery received a bonus of $16,200 under this plan.

		Quarterly Cash Incentives for Mr. Avery. The Compensation
Committee believes that the success of restaurant operations is essential to the Company's success, and established a separate quarterly incentive program for Mr. Avery. In 1997, Mr. Avery was eligible to receive a quarterly bonus based upon the Company meeting its operational plan. If the operational plan for a specific quarter was met, Mr. Avery was entitled to earn a bonus of $100,000 for that calendar quarter, subject to a 1% adjustment for each 1% above or below the operational plan. In 1997, Mr.
Avery earned quarterly bonuses aggregating $363,013.

	Long-Term Stock Incentives. Long-term stock incentives, which are a component of compensation, have historically been awarded by the Stock Option
Committee of the Board under the Company's Amended and Restated Stock Option
Plan (the "Stock Option Plan"). Until February 28, 1997, the Stock Option
Committee consisted of two directors whose names are listed at the end of this report. Both members of the former Stock
Option Committee are executive officers of the Company. Effective February 28,
1997, the Amended and Restated Stock Option Plan is administered by the Compensation Committee.

        The Stock Option Plan provides for the issuance of "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code, and nonqualified stock options, for federal income tax purposes, to officers and other employees of the Company. The Stock Option Plan was originally adopted by the Board and stockholders in 1992. Grants to executives under the Company's
Stock Option Plan are designed to align a portion of the executive compensation package with the long-term interests of the Company's stockholders by providing an incentive that focuses attention on managing the Company from the perspective of an owner with an equity stake in the business.

	Grants of stock options generally are limited to officers (other than Messrs. Sullivan, Basham, and Gannon), managing partners of Company restaurants, and other key employees and managers of the Company or its subsidiaries who are in a position to contribute substantially to the growth and success of the Company and its subsidiaries. Stock options are designed to reward exceptional performance with a long-term benefit, facilitate stock ownership, and deter recruitment of key Company personnel by competitors and others. In evaluating annual compensation of executive officers (other than Messrs. Sullivan, Basham, and Gannon), the Compensation Committee takes into consideration the stock options as a percentage of total compensation, consistent with its philosophy that stock incentives more closely align the interests of Company managers with the long-term interests of stockholders.
In granting stock options to executive officers, the Compensation Committee has considered the number and size of stock options already held by an executive officer when determining the size of stock option awards to be made to the officer in a given fiscal year. The terms of stock options are established by the Compensation Committee.

	Mr. Avery is the sole named executive officer of the Company granted stock options in 1997. As of February 27, 1998, the named executive officers appearing in the Summary Compensation Table held stock or the right to acquire stock representing 19.63% of the Company's outstanding Common Stock, assuming all outstanding options held by executive officers are exercised. Neither Mr.
Sullivan, Mr. Basham, nor Mr. Gannon, the Company's founders, have been granted options to acquire shares of the Company's Common Stock.

	Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), prohibits a deduction to any publicly held corporation for compensation paid to a "covered employee" in excess of $1 million per year
 (the "Dollar Limitation"). A covered employee is any employee who appears in the Summary Compensation Table who is also employed by the Company on the last day of the Company's calendar year. The Compensation Committee does not expect the deductibility of any material amount of compensation paid in 1997 to any executive officer to be affected by Section 162(m). The Compensation Committee may consider alternatives to its existing compensation programs in the future with respect to qualifying executive compensation for deductibility.

	The Company generally is entitled to a tax deduction upon an employee's exercise of nonqualified options in an amount equal to the excess of the value of the shares over the exercise price. Such deduction is considered compensation for purposes of the Dollar Limitation with respect to options having an exercise price less than fair market value at the date of grant.
Deductibility of compensation in future years to Messrs. Merritt and Avery may be affected by the Dollar Limitation if they remain covered employees and
exercise certain of their options in amounts which would result in compensation to Mr. Merritt or Mr. Avery exceeding the Dollar Limitation in any year. Messrs. Merritt and Avery have each agreed to cooperate with the Company in exercising their options so as to minimize any loss of deductibility due to the Dollar Limitations.

	Conclusion. As described above, the Company's executive compensation program is designed to provide a link between total compensation and the Company's performance and long-term stock price appreciation consistent with the compensation philosophies set forth above. This program has been established since the Company's inception, and has been a significant factor in the Company's growth and profitability and the resulting gains achieved by the Company's stockholders.

        Compensation Committee             Stock Option Committee

        Charles H. Bridges, Chairman         Chris T. Sullivan
           Edward L. Flom                    Robert D. Basham
           Lee Roy Selmon

        Compensation Committee Interlocks and Insider Participation

	The Compensation Committee consists of Charles H. Bridges, Lee Roy
Selmon, and Edward L. Flom, none of whom is an officer or employee of the Company. Mr. Bridges serves as Chairman of the Compensation Committee.
Until February 28, 1997, the Stock Option Committee of the Board consisted of Chris T. Sullivan, Chairman of the Board and Chief Executive Officer of the Company, and Robert D. Basham, President of the Company.

                            Directors' Fees

	Directors of the Company who are not employees of the Company receive fees of $15,000 per year, $1,000 per Board meeting attended, and $500 per committee meeting attended, plus the expenses of attending meetings. In
July, 1997, the Board adopted the Outback Steakhouse, Inc. Directors'
Deferred Compensation and Stock Plan ("Stock Plan"). Under the terms of the
Stock Plan, directors who are not employees of the Company are required to receive 50% of their total fees in Common Stock of the Company and may choose to receive the remaining 50% in cash and/or shares of Common Stock in the Company. The receipt of any portion in shares of Common Stock of the Company may be deferred for a period of time, as determined by each director. In 1997, Messrs. Brabson, Bridges, Carey and Flom each received
$10,500 in cash and $9,500 in Common Stock; Mr. Selmon received $10,500 in cash and $8,500 in Common Stock; and Mrs. Fields-Rose received $9,000 cash and $7,500 in Common Stock. Mr. Wilt was elected to the Board in July, 1997, and his fees in the amount of $9,500 were paid in Common Stock.

	Generally, upon election to the Board, each director who is not an executive officer is granted a one-time stock option to acquire 30,000 shares of Common Stock. The exercise price for such shares is equal to the closing sale price of the Common Stock as reported on the NASDAQ System on the date of grant. Options granted to directors generally are granted upon the same terms and conditions as options granted to executive officers and key employees.

         EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
                 AND CHANGE-IN-CONTROL ARRANGEMENTS

	In October 1995, the Company entered into an extension of the term of the Employment Agreement with Mr. Avery, extending the term of his employment for an additional five-year period. The Employment Agreement restricts the ability of Mr. Avery to compete with the Company for a period of two years following termination of his employment.

	Effective February 29, 1996, the Company and each of Chris T.
Sullivan, Robert D. Basham, and J. Timothy Gannon, each of whom are executive officers, directors, and founders of the Company (individually, an "Executive"), entered into Stock Redemption Agreements (each an
"Agreement"). Under the terms of each Agreement, following the Executive's death the Personal Representative of the Executive will have the right to require the Company to purchase up to $30 million worth of Common Stock beneficially owned by the Executive at the date of death, for a per share price equal to the mean (rounded to the nearest one-tenth of one cent) of the last sale price of the Company's Common Stock as quoted on the NASDAQ
National Market System or the principal exchange on which the Company's
Common Stock is then traded for 30 consecutive trading days ending on the business day prior to the Executive's death. In the event, however, that the Executive's death results (i) from an illness that was diagnosed or an accident that occurred within one year of the Executive's death, and (ii) the accident or illness was publicly disclosed, then the per share purchase price will be equal to the mean (rounded to the nearest one-tenth of one cent) of the last sale price of the Company's Common Stock as quoted on the NASDAQ National Market System or the principal exchange on which the Company's Common Stock is then traded for 30 consecutive trading days ending on the business day prior to the date of public disclosure of the accident or illness. The maximum dollar amount of Common Stock which the Company is obligated to purchase from the estate of the Executive is $30,000,000. The Company's obligation to purchase Common Stock beneficially owned by a deceased Executive is funded by an insurance policy on the life of the Executive owned by the Company providing a death benefit of $30,000,000.

	As of February 27, 1998, Messrs. Sullivan, Basham, and Gannon beneficially owned an aggregate of 8,755,876 shares of the Company's Common
Stock with a value of approximately $313,022,567 based on the closing sale price of the Company's Common Stock on that date as quoted on the NASDAQ
National Market System. The Agreements will remain in place for so long as the Board of Directors deems appropriate.

	SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

	Based solely upon review of the Forms 3, 4 and 5 furnished to the Company, one Form 3 and one Form 4 as required by Section 16(a) of the Securities Exchange Act of 1934 for Toby S. Wilt, in connection with his election as a new director of the Company, and in connection with the Company's grant of stock options to him, respectively, were not timely filed.
                          PERFORMANCE GRAPH

	The following line graph compares the Company's cumulative total stockholder return with the cumulative total stockholder return of the Dow
Jones Equity Market Index and the Dow Jones Entertainment and Leisure-
Restaurants Index for the last five full fiscal years of the Company ended
December 31, 1997:

[Note: A line graph appears here depicting the data in the following table.]


                                                1992   1993   1994   1995  1996  1997

Outback Steakhouse, Inc.                        $100   $132   $122   $186  $138  $149
Dow Jones Global US                             $100   $110   $111   $153  $188  $251
Dow Jones Entertainment & Leisure - Restaurant  $100   $117   $111   $159  $162  $168



                    SELECTION OF INDEPENDENT AUDITORS

	At the meeting of the Board of the Company held on January 28, 1998, the Board selected Deloitte & Touche to serve as the independent auditors for the Company and its subsidiaries for the year ended December 31, 1997. Representatives of Deloitte & Touche are expected to be present at the stockholders' meeting with the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from stockholders.






                          STOCKHOLDER PROPOSALS

	Any stockholder who intends to present a proposal at the 1999 Annual Meeting of Stockholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by the Company at its principal executive offices not later than November 16, 1998. The Company will not be required to include in its proxy statement or form of proxy a stockholder proposal which is received after that date or which otherwise fails to meet requirements for stockholder proposals established by regulations of the Securities and Exchange Commission.

                              OTHER MATTERS

	The solicitation of proxies is made by the Board on behalf of the Company. The cost of the solicitation will be borne by the Company, including the reasonable expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners. In addition to solicitation by mail, proxies may be solicited by telephone, telegraph or personally. Proxies may be solicited by directors, officers and employees of the Company without additional compensation.

	If the enclosed proxy is executed and returned, the shares represented thereby will be voted in accordance with any specifications made by the stockholder. In the absence of any such specification, they will be voted to elect the directors as set forth under "Election of Directors" above. Pursuant to the Company's Certificate of Incorporation and applicable law, broker nonvotes and abstaining votes will not be counted in favor of or against the election of any nominee for director or any proposal presented at the meeting.

	The presence of a stockholder at the meeting will not operate to revoke his proxy. A proxy may be revoked at any time insofar as it has not been exercised by giving written notice to the Company.

	If any other matters shall come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board does not know of any other matters which will be presented for action at the meeting.

                            By Order of the Board of Directors

March 13, 1998              JOSEPH J. KADOW
                            Secretary


                                  14